Exhibit 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good day, ladies and gentlemen, and thank you for standing by. And welcome to TranS1 Incorporated Second Quarter 2010 Earnings Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference may be recorded.
And now I’ll turn the program over to Mark Klausner of Westwicke Partners. Sir, please go ahead.
Mark Klausner, Investor Relations, Westwicke Partners, LLC
Thanks, operator. Joining us on today’s call are TranS1’s Chief Executive Officer, Rick Randall; President and Chief Operating Officer, Ken Reali; and Chief Financial Officer, Joe Slattery.
Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call.
For discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.
With that, it’s my pleasure to turn the call over to TranS1’s CEO, Rick Randall.
Rick Randall, Chief Executive Officer
Thanks, Mark. Good afternoon, and thank you for joining us today to discuss TranS1’s second quarter results. On today’s call, I will discuss the key highlights of the quarter and our CFO, Joe Slattery, will provide you with the details of our financial results. I will then share with you some additional perspective on the key developments in our business. After which Ken, Joe and I will take your questions.
Worldwide, 667 TranS1 procedures were performed and we generated $7.2 million in revenue during the second quarter. Included in these cases was the 10,000th worldwide case that was completed utilizing our AxiaLIF technology. While we are encouraged by the revenue performance, case volume remained relatively consistent with the first quarter.
As Joe will detail in a few minutes, we continued to benefit from an improving product mix, an increase in add-on procedural revenues, which drove an increase in our average revenue per case. We also benefited from a system-wide domestic price increase that was broadly accepted by our customers.
Additionally, we continued to focus on implementing operating expense savings and reduced our cash burn in the quarter to $3 million. We continue to take a cautious stance toward the business as we proceed with the introduction of our new products and continue to work on surgeon reimbursement.
Before I turn the call over to Joe, I would like to highlight some recent operational developments, which I will detail after Joe discusses our financial performance.

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On the product front, as you may have seen in our press release last week, we have commenced the full product launch of the AxiaLIF 2L+ system. In addition, we commenced the full market launch of both the Avatar pedicle screw system and our next generation Vectre facet screw system quarter. We sponsored another Association of Presacral Spine Surgeons or APSS meeting in June that also featured a cadaver lab. The meeting was attended by over 30 surgeons, and discussions centered around the use of AxiaLIF perfusion in a number of different pathologies.
We had a significant presence at the Spine Arthroplasty Society meeting in April and the recently held IMAST meeting. Additionally, two papers were published during the quarter. One was published in the SAS Journal and presented 1-year follow-up data on a series of 50 AxiaLIF patients. The second was an editorial describing an economic study that demonstrated the value of MIS fusion techniques, including AxiaLIF, over open surgical techniques.
The clinical data presented at the recent medical meetings in conjunction with the recent publications have been helpful as we continue to work with our current and prospective surgeon users, the payors, and the spine societies to achieve appropriate surgeon reimbursement for our technology. We believe that we are making progress on the reimbursement front and look forward to discussing specifics with you over the next few quarters.
Finally during the quarter we announced that Dave Simpson had been appointed as a member of our board and Chairman of the Audit Committee. We are fortunate to add a director of Dave’s caliber to our board and we’ll benefit from his broad medical device experience.
Additionally, we recently announced that we’ve promoted Rick Feiler to Vice President of Marketing. Rick has been with TranS1 since 2006 and has been Director of Marketing since 2007.
I would now like to turn the call over to Joe to review our financial results. Joe?
Joseph Slattery, Executive Vice President and Chief Financial Officer
Thank you, Rick, and good afternoon, everyone. On the financial front, we continued to make progress during the quarter. Worldwide revenues of $7.2 million represented quarterly sequential growth of about 8%. This figure exceeded the high end of our revenue guidance primarily as a result of better than expected penetration of non-AxiaLIF product, such as our pedicle screw and facet screw system and our orthobiologic products into AxiaLIF cases. We also exceeded our internal expectation of the up-take of our across the board price increase in the U.S., which went into effect April 1.
Total domestic revenue was $6.7 million, as compared to $6 million in the previous quarter, an increase of about 11%. Total domestic AxiaLIF case revenue, which includes revenue for all TranS1 products used in any case that uses an AxiaLIF fusion device, was 6.6 million for the quarter or 98% of total domestic revenue. Of this revenue, approximately 62% was generated in cases that utilize a 1-Level device and 38% was generated in cases that utilized our 2-Level device. Revenues generated outside of AxiaLIF cases were consistent at about a $100,000 in the quarter.
In the quarter, we saw continuing improvements in our average revenue for AxiaLIF case driven by the price increase that went into effect at the beginning of the quarter. The continued penetration of non-AxiaLIF product and a mix shift to the higher priced 2-Level products. We performed 540 AxiaLIF cases in the U.S. in the second quarter, a slight increase over the 537 cases performed in the first quarter.
As we transition from limited market release or full release of our 2L+ system, as discussed in the prior call, we did see our monthly 2-Level case counts peaked in the March, April timeframe, taper off slightly and stabilized for the rest of the second quarter. While we completed our 2L+ limited market release. In spite of this, 2-Level cases grew 9% sequentially and as a percent of total AxiaLIF cases, 2-Level procedures grew to 29% in Q2 from 27% in the first quarter.
The total domestic case volume was very close to our internal forecast and reflective of a period of organizational change. As we have mentioned previously, we downsized our sales force in January and appointed new sales leadership in March. In addition, we’ve recently reorganized our sales force in July. We have completed these changes with few regrettable losses and believe that we are now transitioning to a period of greater organizational stability in our sales force.
On the international front, revenues for the quarter were approximately $566,000, a decrease of about 17% over the first quarter and flat as compared to the second quarter of 2009. Adjusting for the $80,000 of non-recurring revenue mentioned in the last earnings call, international revenue was down about 7% primarily due to lower distributor sales, which by their nature can be highly variable.
Moving on to operating expenses, total operating expenses were down 28% in the second quarter of 2010, as compared to the second quarter of 2009, as a result of cost management efforts undertaken over the last year. In the first half of 2010, we incurred approximately $1 million of non-recurring costs associated with organizational transition and facility relocation, primarily related to changes in the management team.
Excluding these transitions costs, first half operating expenses were down 22% versus the prior year. Looking forward, we expect operating expenses to rise in a controlled fashion as we selectively make investments that are critical to future growth.
Moving on to the balance sheet, we finished the quarter with approximately $47 million in cash and investments. Accounts receivable days sales outstanding was 57 at quarter end, which is an improvement over the 61 days we reported at March 31. Inventory turns improved slightly from 0.8 to 0.85 turns compared to the March quarter. This inventory improvement understates the effort given the first quarter included a significant increase in the inventory reserve associated with the legacy 2L product, which will be discontinued as we migrate customers to the 2L+.
We expect to continue to see inventory turns improving in the coming quarters, as several efforts are underway to reduce inventories through better forecasting and the implementation of improved systems to manage field inventory.
Cash burn for the quarter was $3 million. While we continue to see opportunities to improve our working capital management through inventory control and improved billing cycle times, we believe that we have taken advantage of most of the near-term operating expense reduction. We expect a bulk of our cash burn improvement in the future that comes from increased revenue offset partially by deliberate and strategic investment. We continue to believe that we have adequate cash and investments to sustain the business for the foreseeable future.
Turning to guidance, we expect revenues in the range of 6 to $7 million in the third quarter, reflecting a seasonal impact of the summer month, both domestically and internationally. As compared to last year, our business is more concentrated in terms of both active surgeons and sales reps though the seasonal impact has magnified. Operationally, we have made significant progress and we would expect this to be accrued in the coming quarter.
Rick?
Rick Randall, Chief Executive Officer
Thanks, Joe. Before we open the call up for questions, I would like to add some color on our operations and recent developments. As we mentioned on our last call, we entered the quarter with

3 new products in limited release, with the expectation of commencing full market release during the second quarter or early in the third quarter.
I’m pleased to report that we have in fact now executed on the full market release of all of these products. The most important of these products is the AxiaLIF 2L+, a 2-piece modular design of our original AxiaLIF 2-Level device that has been designed to provide surgeons more implant control, greater placement, reproducibility and a continued strong safety profile. Additionally, the shape and dimensions of the device have been modified to provide a more robust and stable implant construct.
We introduced the 2L+ in January upon FDA 510(k) clearance to a select number of our experienced users. The feedback from surgeons participating in our limited release has been positive. And based on this feedback, we are optimistic that this product addresses the limitations of our first-generation 2L product.
Based on these discussions, along with the recently completed review of radiographic evidence from the early cases performed in the limited market release, we met our objectives in a transition into full market release. Since the full release took place at the beginning of the third quarter and our surgeon training efforts will continue throughout the quarter, we expect to see our first full quarter of 2L+ commercialization in the fourth quarter of this year.
Our Avatar mini open pedicle screw product was also launched in the quarter. While we remain enthusiastic about this technology, we are taking a measured approach to introducing the device, as it is a completely new product type and procedure for our sales force and a new system for our surgeon customers. We do see the mirage of this of pedicle screw system with AxiaLIF as an important strategic step for Trans1.
Finally, our second-generation percutaneous facet screw product, the Vectre system was also launched in the quarter. The Vectre is more efficient to use than our original percutaneous facet screw system and we also added instruments to facilitate additional posterior fusion. The feedback from our surgeons continues to indicate that this is clearly an improved system over our earlier product. As we think about prudently investing in R&D while we continue to look opportunistically at products like the Avatar system that complement our existing product family, we are highly focused on continuing to improve on our AxiaLIF core technology. To that end, we have recently begun a limited market release of our bowel retractor system and new tools for improved discectomy.
The bowel retractor system is an inflatable barrier used by the surgeon to provide additional protection of the bowel during our pre-sacral approach to the spine. While our rate of bowel injury has consistently been below 0.6% and has recently been trending lower, we are focused on removing this procedure concern altogether.
Our new discectomy tools are designed to make the preparation of the disc services more rigorous and thus make the quality of fusion less dependent on individual surgeon technique. Early surgeon feedback on both of these products has been encouraging and constructive. At the Spine Arthroplasty Society Meeting that was held in April, TranS1 was discussed prominently in 5 podium presentations and 8 posters. The highlight of the meeting for us was data that was presented from the podium on a retrospective analysis of a series of 154 patients across multiple sites with 2-year follow up.
The data showed a greater than 90% fusion rate, low complication rates, limited blood loss, early hospital discharge and rapid recovery with sustained results. In addition, we were recently at the IMAST meeting in Toronto, where 7 posters and papers featured our technology. I was encouraged by the significant traffic at our boost as well as the attendance of 3 hands on demonstrations that we sponsored.

During the quarter, 2 pre-reviewed papers published in the SAS Journal. These papers continue to scientifically reinforce the underlying promise of the AxiaLIF procedure and demonstrate AxiaLIF’s clinical efficacy, high fusion rates and favorable safety profile. MIS surgery, including AxiaLIF, also demonstrated a significantly lower cost to the healthcare system than the current standard of care open fusion surgeries.
Continuing to build upon the strong safety, efficacy and economic benefits of our technology will be particularly important in the current healthcare reform environment, which in the near future will provide incentives to providers who demonstrate improved clinical and economic outcomes.
The first paper was by Dr. Robert Bohinski, Dr. William Tobler at all and described the clinical outcomes, complications and fusion rates in the first 50 patients treated at the Mayfield Clinic at 1-year follow up. The data show that 88% of patients that achieve fusion at 1-year while another 10% showed developing bone. These clinical outcomes are equivalent to or better than open TLIF and PLIF outcomes that means hospital stays were lower.
Patients demonstrated a 49% improvement in Visual Analog Score and a 50% improvement in Oswestry Disability Index. Only 1 patient had a material complication, which was effectively treated. It is important to note that these were the first 50 patients ever treated at this site and thus includes the surgeon’s learning curve on the procedure.
The second publication was an editorial by Dr. Blake Rodgers in which he discussed the findings of the recently completed Spine Outcomes Research Trial or SPORT, which found that surgical intervention results in better outcomes than non-surgical care of the treatment of lumbar disc herniation, spinal stenosis, and spondylolisthesis. In addition, he reviewed the results of a study that compared 101 open lumbar procedures to 109 minimally invasive lumbar procedures. In the subset of the minimally invasive cohort, AxiaLIF was used at L5-S1 and a Lateral Transpsoas Approach was used at other levels.
The study found that the average length of stay was 49% lower in MIS procedures and that the average cost for the procedure and initial hospital stay was 6% less per patient. Additionally, there was a 76% decrease in residual events in the MIS group. Total cost savings was 9.6% or over $2,500 per patient.
In addition, we are sponsoring a biomechanical study with a select group of surgeons that we expect will be completed by the end of the year. The study compares our product with other methods of fixation at the base of the spine to illustrate the biomechanical differences between approaches. We believe that studies like these will continue to highlight the advantages of our products as more surgeons adopt AxiaLIF as a standard of care at the base of the spine.
All these studies along with the many presentations, posters and abstracts at recent medical meetings continue to add to the mounting clinical and economic evidence surrounding our procedure. This data is helpful in our sales process and instrumental in our ongoing reimbursement discussions.
We continue to work with current and prospective surgeons, the payer community and the spine societies. And while this continues to be a long process, it does feel like we are making progress. We look forward to updating you on that progress in this area on future calls.
With that, I would like to open the call up to take your questions.

QUESTION AND ANSWER SECTION
Operator: Thank you, sir. [Operator Instructions] Our first question in queue comes from Michael Matson with Wells Fargo Securities. Your line is open.
<Q – Michael Matson>: Thanks. So I was glad to see that the revenues were ahead of expectations and that you’re getting more revenue per case, but it did look like the procedures at least on a global basis were down sequentially. So, I guess, just wanted to get kind of your perspective on that and when you think we’re going to see procedures really start growing again. I guess, at least sequentially understand they may not — maybe down year-over-year for a while, but...
<A – Ken Reali>: Michael, this is Ken Reali. Just to comment on that, I think you have to separate the two, domestic and international. As we reported, domestically we actually increased our procedures over the first quarter at 540 procedures versus 537 in the first quarter. I think where we saw a slight fall-off was on international and that was related more to distributor ordering patterns, which is something we can’t control and can be highly variable. So we feel that the business has stabilized from a case count perspective. And I think that’s reflective in the actual numbers domestically.
<A – Joseph Slattery>: Michael, this is Joe. I’d like to add to Ken’s comments that, if you looked at all this transition in the sales force really in the – even when you get rid of reps that are not up to par, they still do one or two cases a month, and the difference in our rep count from January to May is enough to knock several dozens of cases off the run rate. So we’ve stabilized the sales force now, so I think we’re positioned to resume the growth after we get through the summer season.
<Q – Michael Matson>: Okay; that makes sense. I mean, looking back it looks like it’s kind of been in that 540 to 550 range now for about three quarters. All right. So I guess I just wanted to get an update. I heard a lot about the clinical progress and it sounds like you are making progress there, but just on surgeons’ training, what’s your current strategy in terms of training surgeons, new surgeons, on the AxiaLIF?
<A – Ken Reali>: Yeah, Michael. We continue to take a very aggressive and proactive approach in that area. There are really two ways or three ways that we train surgeons. One is through a simple sawbones model, which our reps actively do on a consistent basis in their territories. One is through a scheduled cadaver lab, which is done regionally. And then we have our APSS meetings, where we go ahead and bring in a larger group of surgeons, then have surgeons train other surgeons on the procedure.
The key to all of this is proper targeting. And after 10,000 procedures and going through this over the course of years now, we have a very good idea who the proper targets are for AxiaLIF. And we’ve homed in on those as we’ve gone ahead and lowered the number of sales reps that we have and really focused in on targets where we know our hit rate is much greater after they go through the training process.
<Q – Michael Matson>: Okay. And then that kind of leads into my next question, which maybe you gave this number; it’s possible I missed it, but just can you give us the number of reps that you currently have?
<A – Ken Reali>: Sure. We have 47 direct sales reps in the United States and that does not include our non-direct distributors that cover various geographies throughout the country.
<Q – Michael Matson>: Okay. And then just with the clinical data that’s out now that came out at SAS and IMAST and some of that which has been published, do you think you’ve got enough from a reimbursement perspective to make a stronger case, or I mean, I guess more is always better, but are there still kind of some things that you are waiting on out there in terms of being published or presented or whatever?
<A – Rick Randall>: Well, that’s a timely and good question, Michael. We do feel, when you look at the peer reviewed publications and also the peer reviewed presentations and posters — they do go through a peer review process — we feel now more than ever that the burden of evidence is in hand and — but I’m not going to provide a definitive answer on that. What we are going through is a process where we’re having that evaluated and looked at. And I won’t comment any further than that. But hopefully, next quarter, we can make more comment. But that is being reviewed right now from that angle, and we feel pretty good about it and we’ll hopefully know the results here in the next couple of months.
<Q – Michael Matson>: All right. Great. That’s all I have. Thank you.
<A – Ken Reali>: Thanks.
<A – Rick Randall>: Thanks.
Operator: Thank you, sir. Our next question in queue comes from Matt Miksic with Piper Jaffray. Your line is now open.
<Q – Matt Miksic>: Hi, Rick, Joe; thanks for taking the questions.
<A – Rick Randall>: Hi.
<Q – Matt Miksic>: Just a follow-up on your last comment, Rick. I know you don’t want to get into too much detail but I’m intrigued by the data under review, and maybe under reviewed by whom?
<A – Rick Randall>: Well, we’re having it reviewed by just a third party that has a pretty good sense as to what the threshold is to be able to move forward with definitive coding, and I will leave with that.
<Q – Matt Miksic>: Okay. So someone you’ve contacted with or just a general third party?
<A – Rick Randall>: Someone we’ve been in discussions with.
<Q – Matt Miksic>: Fair enough. And I wanted to take another look at and sort of follow up on Mike’s question. I want to make sure I’m not missing something on the procedure trends, because I guess I look at your average domestic run rate for last year, which a period transition, lot of things gone on last year, but in the U.S. I get an average rate of about 650 a quarter front to back in the U.S. and then ending the year at 550, and so then I have an average rate over the last few quarters, Q4, Q1, Q2, of right around 540. So is that – is this obviously down from 645, 650 average quarterly run rate last year? But it feels like your – am I getting too – reading too much into this to feel like your – this 535 to 550 range is a range that you feel like you’re stabilizing in here?
<A – Joseph Slattery>: Yeah; this is Joe. I guess what I would say to that is with many fewer reps in the current quarter versus same time last year, we look at this as pretty good performance. We certainly don’t have any capacity concerns that are giving us any kind of feeling on the case productivity. Right now with 47 feet on the street and with a fairly aggressive hiring going on right now, now that we settled down into our new organization, we feel like we have plenty of capacity to grow.
<Q – Matt Miksic>: Are you at a point where definitely you feel like you’re ready to start thinking about adding reps or is that still a few quarters away?

<A – Ken Reali>: This is Ken Reali, let me comment on that. We are going to add reps, but we’re really going to do it in a disciplined and deliberate fashion. One of the things that we’ve worked on over the past few months is a territory perpetual index that really looks at multiple factors that we’ve learned over the past year that impact our sales reps success at TranS1. So as we go ahead and backfill territories or add new sales reps, the TPI that we use is going to be a big factor. So, we will add reps, but it’s not going be overly aggressive, it’s going to be where we know that we’re going to get a strong return.
<A – Rick Randall>: Matt, I’d like to also add to your analysis or dissection of the case count, I think the quality of the case count is also something we should address. I think with the – a kind of mix of 2 factors I believe that the reimbursement issue. And also I think in general the higher threshold that payers have held in general in reimbursing and supporting or pre-authorizing fusion surgeries. What we’ve seen is the L5-S1 single-level procedures have been that where we’ve lost most of the cases for those 2 reasons. That’s where getting paid is more difficult and getting pre-authorization even without a cohort issue is more difficult. However what we have seen is as we’ve come out with the better 2-Level product and the MIS movement in the more complex type cases has grown. We’ve seen I would call at a higher quality within the case level that we have. And that’s evidenced by the growth we’ve seen in the 2L product and we have even gone, we just now have gone to the full launch of the 2L+. So, a full launch is not reflected in the 2L numbers. But we did see a nice up tick there, and obviously, the higher revenue in every one of those cases.
And I think going forward, our ability to be able to sell into that procedure, things like pedicle screws or more bone grafting material for a 2L gives us, I think, a higher revenue per case that we hope to continue to grow. So, I’m optimistic about growing after we get through the summer here, optimistic about growing the case count. And also growing the case count at a higher revenue per case because of – it’s easier to get paid for those types of procedures. And that’s where the cases are, especially within MIS influence, are growing the most and where our technology is particularly needed because of the strong fixation it provides at the base.
<Q – Matt Miksic>: That’s helpful. And then I understanding that the U.S. – stabilized in the U.S. and getting it to a point where you can start growing again has been the biggest – maybe the biggest issue in hand. But looking at the trends overseas just to understand this order last quarter. Again if I look at the average run rate for last year, it was right around 127 and 128 cases a quarter or something like that on average. And so, last quarter being a little bit of an outlier with the stocking order, is that – are you making changes there, are you adding there or any development there that would take it out of that range or is that so we just kind of assume that it bounces around in that range going forward, borrowing another order like we had last quarter?
<A – Rick Randall>: No, I think we’ll see some growth there. Now, we have not focused heavily for obvious reasons on our international market. But as you may recall, we did move a German distributor out and then went direct in that market. We had a lot of case losses, we moved the distributor out, we lost basically those customers, but now we are regaining those customers at a higher price point with our direct organization. So, given the fact that the direct organization is now being in place about a year and we’re – we know our productivity starts to really take hold at about a year with our reps, I would expect to see the case count continue to grow there. But as I said that is not an area of focus for us. We are not investing in that area. We will be more reluctant to add more reps, we will more preferentially invest in the U.S. sales force. So, I expect to see growth but we are not going to be fueling it aggressively.
<Q – Matt Miksic>: Okay, and then finally seasonality as we think about Q3 both OUS and U.S. we should expect some sort of a step down here as we head into the summer – rest of the summer, is that fair in terms of cases? I don’t know whether a number would be or just anything you can help us to think about Q3, Q4 understanding you’ve given us Q3 revenue guidance?
<A – Joseph Slattery>: Joe, I think if you want to think about it this way, we had the price increase, we would probably likely to see continued mix shift to the 2-Level product into this quarter. And then that guidance is reflective of rep cases that are being down in the flat to 10% range I would say. I think, about the middle of the range is certainly what we are targeting here as our best estimate.
<Q – Matt Miksic>: Okay. Fair enough.
<A – Ken Reali>: If I could just comment, we are — just because of our small sales force size, it’s important to remember, Matt — we are prone to seasonality in our business, particularly domestically we just don’t have a broad base to reach from that. So when we get a surgeon or two, one of our key users going on vacation; that’s where the impact comes from.
<Q – Matt Miksic>: Understood. Thanks so much. And, well, thanks for taking the questions.
<A – Rick Randall>: Thank you, Matt.
Operator: Thank you. Our next question comes from Erica Layon with Noble Financial. Your line is now open.
<Q – Erica Layon>: Hi. Thanks for calling – taking the call; this is Erica. I was hoping you could cite some insight on both the number of 360 procedures and exactly which products you raised prices on or if it was across the board? And any help you could give us there.
<A – Joseph Slattery>: Erica, this is Joe. When I came in here, I really looked at that 360 as the business is maturing when we are adding more products, that that 360 product, we really don’t break that out anymore because we really would prefer to look at it as revenue sold into current cases. So whether it’s a 1-Level case with facet screws, which is what we called the 360 or it’s a 1-Level case with Vectre, which we don’t call 360 or a 1-level case with Avatar, we can see that all these permutations by just breaking out one permutation, you can actually make it rather confusing.
What I can tell you is that the typical ratio of facet to a 1-Level case is relatively consistent with what it was in the prior year. As far as pricing goes, the price increase was across the board. We’ve raised our prices on our entire list. And we’ve had very good luck with that. It’s been pretty sticky.
<Q – Erica Layon>: Okay. That’s really helpful. And let me see; since we’ll be changing the way we look at things about that 360 number, but I definitely understand where you’re coming from there. You were talking about the fact that you’ve already cut out most of expenses that you can find, so will we look to have all different expense lines go up on a dollar basis from here, or are we expecting one more dip as we go through the seasonally slow third quarter?
<A – Joseph Slattery>: Well, unfortunately the expenses don’t usually take the summer off like surgeons do, but we’ve guided down slightly on revenues and that’s going to come right out of the bottom line. I think that we’ve stabilized the expense investments. So I would anticipate that the expenses will be relatively flat coming into the next quarter, but we do have some targeted investments that are going online next quarter. So what our objective right now is we are gaining confidence that we are establishing a solid base of the business and because of that we’re able to start very tactically invest in primarily surrounding our sales force.
<Q – Erica Layon>: And that sounds like a great plan. We’re looking forward to seeing the results in that, so thank you.
Operator: Thank you. And at this time, I’m showing no additional questioners in the queue. At this time, I’d like to turn the program back over to Rick Randall for any additional or closing remarks.

Rick Randall, Chief Executive Officer
Well, I’d like to thank everyone for joining us today and we certainly look forward to visiting with you again on our next call. Thank you.
Operator: Thank you, sir. Ladies and gentlemen, this does conclude today’s program. Thank you for your participation and have a wonderful day. Attendees, you may now disconnect.